As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-226699

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Longevity Acquisition Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5th Floor, 9 Bond Court
Leeds
LS1 2JZ
United Kingdom
Tel: +44 (0) 113 895 0130

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, N.Y. 10016
+1(800)221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven V. Bernard Bradley L. Finkelstein Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Duncan Peyton Chief Executive Officer 4D pharma plc 5th Floor, 9 Bond Court Leeds LS1 2JZ United Kingdom +44(0) 113 895 0130

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration 333-226699) of Longevity Acquisition Corporation (the “Company”), initially filed with the Securities and Exchange Commission on August 8, 2018, and amended by Amendment No. 1 on August 15, 2018, and amended by Amendment No 2 on August 23, 2018 (the “Registration Statement”), hereby further amends the Registration Statement to deregister all securities registered pursuant to the Registration Statement and not otherwise sold as of the date this Post-Effective Amendment No. 1 is filed.

On October 21, 2020, the Company, 4D pharma plc (“4D Pharma”), a public limited company incorporated under the laws of England and Wales, and Dolphin Merger Sub Limited (“Merger Sub”), a British Virgin Islands company limited by shares and a wholly-owned subsidiary of 4D Pharma, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement contemplates that, subject to the terms and conditions set forth therein, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation as a wholly owned subsidiary of 4D Pharma. The Merger became effective on March 22, 2021, upon the filing and effectiveness, as agreed between 4D Pharma and the Company, of the articles of merger containing the plan of the merger and such other information as is required by the BVI Business Companies Act of 2004 and the resolution amending Merger Sub’s memorandum and articles of association and their amendment are registered by the registrar of corporate affairs of the British Virgin Islands.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement and hereby removes from registration all securities of the Company registered under the Registration Statement as of the date of this Post-Effective Amendment. In that regard, and for the avoidance of doubt, any selling stockholders of the Company under the Registration Statement no longer own any registered securities, including any units, ordinary shares, warrants or rights, as a result of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 31, 2021.

Longevity Acquisition Corporation

By:	/s/ Duncan Peyton
Name: Duncan Peyton
Title: Director

By:	/s/ Alexander Stevenson
Name: Alexander Stevenson
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Duncan Peyton	Director	March 31, 2021
Duncan Peyton

/s/ Alexander Stevenson	Director	March 31, 2021
Alexander Stevenson

Authorized Representative in the United States:

4D Pharma Delaware Inc.

/s/ Glenn Dourado
Name: Glenn Dourado
Title: President
Date: March 31, 2021